UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported) June 17, 2002


                 COMPETITIVE TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)



Delaware                 1-8696                   36-2664428
(State or other          (Commission File         (IRS Employer
jurisdiction             Number)                  Identification No.
of incorporation)




1960 Bronson Road, Fairfield, Connecticut         06430
(Address of principal executive offices)         (Zip Code)



Registrant's  telephone number, including area code   (203)  255-6044


                             N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.

     Effective June 17, 2002, Competitive Technologies, Inc. (CTT or the Company) appointed John B. Nano as President and Chief
Executive Officer and its board of directors elected him as a director.

     The Company has entered into an employment agreement with Mr. Nano, a copy of which is attached as Exhibit 10.1 to this Form 8-K. The agreement provides for Mr. Nano's employment as the Company's President and Chief Executive Officer at a base compensation of $250,000 per year, subject to reviews and increases in the sole discretion of the Company's Board of Directors. The employment is at will and can be terminated by either party at any time and for any reason. The agreement also provides, among other things:

   - From his date of employment through July 31, 2003, and in each following fiscal year, Mr. Nano will be eligible to receive a bonus of up to $100,000, based on the Company's performance and Mr. Nano's performance of objectives to be established by the Board. After fiscal 2003, the Company may adopt an executive bonus plan in lieu of the bonus.

   - Mr. Nano has been granted ten-year options under the Company's 1997 Employees' Stock Option Plan for the purchase of 300,000 shares of the Company's Common Stock at an exercise price of $2.15 per share, vesting 25% on each of the first four anniversaries of his employment date.

   - If his death or disability terminates Mr Nano's employment, any unvested options granted under the agreement will immediately become fully vested.

   - If Mr. Nano terminates his employment for good reason or the Company terminates it without cause, Mr. Nano will be entitled to receive a severance benefit continuing his base compensation and certain other benefits for a period of six months and continued vesting of stock options for the longer of a period of six months or until the next anniversary of his employment date.

   - If his employment is terminated without cause in conjunction with a change in control of the Company, Mr. Nano will be entitled to receive his base compensation and certain other benefits for one year, and any unvested options granted under the agreement will immediately become fully vested.

   - The agreement provides for a one-year period of non-competition with the Company in certain circumstances.

     Before joining CTT, Mr. Nano, age 57, held various executive leadership positions. He was a Principal reporting to the Chairman of Stonehenge Networks Holdings, N.V. (a global virtual private network (VPN) provider) for all operating, strategic planning and finance functions from 2000 to 2001; Executive Vice President and Chief Financial Officer of ConAgra Trade Group, Inc. (a subsidiary of ConAgra, Inc., an international food company) from 1998 to 1999; Executive Vice President and Chief Financial Officer and President of Internet Startup Division of Sunkyong America (a subsidiary of Sunkyong Group, a Korean conglomerate) from 1993 to 1998; Director, Strategic Planning and Development, (and other positions) of Pitney Bowes Inc. (a manufacturer and marketer of office equipment) from 1985 to 1993; Director, Electronics Group, of ICI Americas (a subsidiary of Imperial Chemical Industries PLC (ICI PLC), a manufacturer and marketer of chemicals and pharmaceuticals) from 1980 to 1985; and Chief Financial Officer and Treasurer (and other positions) of Dewey and Almy Division of W. R. Grace & Co. (a manufacturer of specialty chemicals and pharmaceuticals) from 1967 to 1980.

     Mr. Nano graduated from MIT's Sloan School Executive
Program, holds an MBA in Finance from Northeastern University and earned a Bachelor of Science in Chemical Engineering from Worcester Polytechnic Institute.

     Frank R. McPike, Jr., who has served as President of the Company since October 1998, has been named Executive Vice President. He will retain his title of Chief Financial Officer and Treasurer, as well as his position as a director of the Company.


Item 7.  Financial Statements and Exhibits.

  (c)  Exhibits.                                            Page

       10.1 Employment Agreement dated June 17, 2002
            between registrant and John B. Nano             5-14

       99.1 Registrant's press release dated June 17,
            2002                                           15-16

       99.2 Registrant's press release dated June 18,
            2002                                           17-18

                           Signatures


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   COMPETITIVE TECHNOLOGIES, INC.
                                   Registrant


Date:  June 20, 2002                    S/ Frank R. McPike, Jr.
                                   By:  Frank R. McPike, Jr.
                                        Executive Vice President,
                                        Chief Financial Officer and
                                        Authorized Signer